Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Mr. Steve Morgan Shareholder Services FGBC Bancshares, Inc. (678) 839-6735
First Georgia Banking Company to Close Two Offices to Improve Operating Efficiencies
     Carrollton, Georgia, January 7, 2011 — First Georgia Banking Company (the “Bank”) announced today that it will close its Villa Rica and Commerce offices as part of an internal reorganization designed to improve operating efficiencies by reducing expenses. The anticipated closing date for these offices is April 15, 2011. Customer accounts at these locations will automatically be transferred to another office of the Bank. The Bank intends to relocate its mortgage operations management function, including its West Georgia area originators and processors, to the Villa Rica facility. In addition, the Bank intends to maintain an updated ATM at the Villa Rica facility. Letters to affected customers with more detailed information will be mailed out in the near future.
     Brett Morgan, CEO of the Bank, stated, “The decision to close these offices was an extremely difficult decision by management and the board. However, after a careful review our board felt that this action was necessary to improve our operating cost structure during these difficult economic times. We are committed to working with the customers and employees at these locations to ensure that the closings cause as little disruption as possible.” Mr. Morgan further stated, “Our board continues to review all available strategic options to improve the performance of First Georgia Banking Company.”

Important Cautionary Statement About Forward-Looking Statements
     This press release contains forward-looking statements, including statements regarding the expected timing of the Villa Rica and Commerce office closings and future plans with respect to the Villa Rica facility. The words “intend,” “will, ” and similar expressions identify forward-looking statements. These forward-looking statements are based upon current beliefs and expectations of management and on information currently available. Our current beliefs and expectations are subject to change due to, among other things, changing operational needs. The forward-looking statements contained in this press release speak as of the date hereof, and we do not assume any obligation to update such statements or to update the reasons why actual results could differ from current expectations.
About First Georgia Banking Company
     First Georgia Banking Company is a Georgia chartered bank operating 12 full-service branch offices located in Franklin (Heard County), Homer (Banks County), Carrollton and Villa Rica (Carroll County), Lake Oconee (Greene County), Cornelia (Habersham County), Bremen (Haralson County), Commerce and Jefferson (Jackson County), Columbus (Muscogee County), Athens (Oconee County) and Dalton (Whitfield County), Georgia. In addition to its branch offices the Bank maintains an Operations Center in Carrollton, Georgia. The Bank is a wholly-owned subsidiary of FGBC Bancshares, Inc. The primary investor contact at FGBC Bancshares, Inc. is Mr. Steve Morgan. For additional information, please access the Shareholder Services section of the Bank’s website at www.firstgabnk.com.

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